Filed pursuant to Rule 433

Registration Statement No.: 333-209450

THE BANK OF NEW YORK MELLON CORPORATION

$750,000,000 2.450% SENIOR NOTES DUE 2026

August 9, 2016

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES I

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AAL (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: AUGUST 17, 2026

TRADE DATE: AUGUST 9, 2016

SETTLEMENT DATE: AUGUST 16, 2016 (T+5) **

REDEMPTION COMMENCEMENT DATE: MAY 17, 2026

COUPON: 2.450% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH FEBRUARY 17 AND AUGUST 17, COMMENCING ON FEBRUARY 17, 2017 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 10 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $750,000,000

ISSUE PRICE: 99.613% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $745,972,500

BENCHMARK TREASURY: UST 1.625% DUE MAY 2026

BENCHMARK TREASURY YIELD: 1.544%

SPREAD TO BENCHMARK TREASURY: +95 BASIS POINTS

RE-OFFER YIELD: 2.494%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406FAE3 / US06406FAE34

BOOKRUNNERS:	CREDIT SUISSE SECURITIES (USA) LLC
GOLDMAN, SACHS & CO.
J.P. MORGAN SECURITIES LLC
WELLS FARGO SECURITIES, LLC
BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS:	BB&T CAPITAL MARKETS, A DIVISION OF BB&T SECURITIES, LLC
GUGGENHEIM SECURITIES, LLC
LLOYDS SECURITIES INC.
LOOP CAPITAL MARKETS LLC
RAYMOND JAMES & ASSOCIATES, INC.
SAMUEL A. RAMIREZ & COMPANY, INC.
SCOTIA CAPITAL (USA) INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, Wells Fargo Securities, LLC at 1-800-645-3751 and BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**	The Book-Runners and Co-Managers expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.